Exhibit 99.1

Republic First Bancorp, Inc. Receives Compliance Notice and New Notice of Non-Compliance from Nasdaq

Philadelphia, PA, May 17, 2023  [/PRNewswire/] -- Republic First Bancorp, Inc. (NASDAQ: FRBK) (the “Company”), the holding company for Republic First Bank d/b/a Republic Bank, announced that, as anticipated, on May 12, 2023, The Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that because the Company’s Form 10-Q for the three months ended March 31, 2023 (the “Form 10-Q”) was not timely filed with the Securities and Exchange Commission (the “SEC”), the Company did not satisfy Nasdaq Listing Rule 5250(c)(1) (the “Filing Requirement”) and that the Nasdaq Hearings Panel (the “Panel”) would consider the additional deficiency in its deliberations regarding the Company’s continued listing. The Company previously presented for the Panel’s review the Company’s plan to file the Form 10-Q with the SEC by June 30, 2023 and thereby evidence full compliance with the Filing Requirement.

About Republic First Bancorp, Inc.

Republic Bank is the operating name for Republic First Bank. Republic First Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its 34 offices located in Atlantic, Burlington, Camden, and Gloucester Counties in New Jersey; Bucks, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and New York County in New York. For more information about Republic Bank, please visit myrepublicbank.com.

Forward Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing the Company’s ability to regain compliance with the Nasdaq listing requirements and future operating results are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2021 and other documents the Company files from time to time with the Securities and Exchange Commission.

Source:	Republic First Bancorp, Inc.

Contact:	Michael W. Harrington, Chief Financial Officer
(215) 430-5485